EXHIBIT 5.1
K&L Gates LLP
State Street Financial Center, One Lincoln Street
Boston, Massachusetts 02111-2950
January 24, 2020
Bar Harbor Bankshares
82 Main Street
Bar Harbor, Maine 04609
Ladies and Gentlemen:
We have acted as counsel to Bar Harbor Bankshares, a Maine corporation (the “Company”), in connection with the Company’s proposed offer to exchange, pursuant to a registration statement on Form S-4 (excluding the documents incorporated by reference therein, the “Registration Statement”) filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), up to $40,000,000 aggregate principal amount of the Company’s 4.625% Fixed-to-Floating Subordinated Notes due 2029 (the “Exchange Notes”) for the Company’s outstanding 4.625% Fixed-to-Floating Subordinated Notes due 2029 originally issued on November 26, 2019 (the “Initial Notes”). The Exchange Notes will be issued under an indenture dated as of November 26, 2019 (the “Indenture”), between the Company and U.S. Bank National Association, as trustee (the “Trustee”).
In connection with rendering the opinion set forth below, we have examined (a) the Registration Statement and the documents incorporated by reference therein and (b) an executed copy of the Indenture. We have also examined the Company's Articles of Incorporation and Amended and Restated Bylaws, and the resolutions of the Company's Board of Directors relating to the issuance and sale of the Initial Notes, the Exchange Notes and the Indenture. We also have made such examination of law as we have deemed appropriate. In addition, we have examined and relied on certificates of public officials and, as to certain matters of fact that are material to our opinion, we have also examined and relied on a fact certificate from an officer of the Company. We have not independently established any of the facts upon which we have so relied.
For purposes of this opinion letter, we have made the assumptions that are customary in opinion letters of this kind, including that: (i) each document submitted to or reviewed by us is accurate and complete; (ii) each such document that is an original is authentic and each such document that is a specimen or copy conforms to an authentic original; (iii) all signatures on each such document are genuine; and (iv) the Indenture constitutes a legally valid and binding obligation of the Trustee, enforceable against the Trustee in accordance with its terms. For purposes of the opinion expressed in this opinion letter, we have further assumed that the Exchange Notes will conform to the form thereof that we have reviewed and will be offered, issued and delivered in accordance with applicable law and any requirements therefor set forth in any corporate action authorizing the Exchange Notes or the Indenture and in the manner contemplated by the Registration Statement. We have not verified any of the foregoing assumptions.
The opinion expressed in this opinion letter is limited to the Maine Business Corporation Act and the internal laws of the State of New York. We are opining only as to the matters expressly set forth herein, and no opinion should be inferred as to any other matters. This opinion is based upon currently existing statutes, rules, regulations and judicial decisions, and we disclaim any obligation to advise you of any change in any of these sources of law or subsequent legal or factual developments that might affect any matter or opinion set forth herein.
Based upon and subject to the foregoing, it is our opinion that when the Exchange Notes have been duly executed by the Company and authenticated by the Trustee in accordance with the terms of the Indenture, and duly issued and delivered by the Company in exchange for an equal principal amount of Initial Notes, the Exchange Notes will be legally valid and binding obligations of the Company, entitled to the benefits of the Indenture and enforceable against the Company in accordance with their terms.

We consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the reference to us in the related Prospectus under the caption “Legal Matters.” In giving our consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.
Yours truly,
/s/ K&L GATES LLP
K&L GATES LLP